Orthofix Announces Election of Jason Hannon to Board of Directors

LEWISVILLE, TX. – June 8, 2020 – Orthofix Medical Inc., (NASDAQ:OFIX), a global medical device company focused on musculoskeletal products and therapies, today announced that Jason M. Hannon has been elected by its shareholders to the Company’s Board of Directors. A seasoned medical device executive, Hannon is currently the Chief Executive Officer of Mainstay Medical International plc, a global company headquartered in Ireland focused on bringing to market the ReActiv8, an implantable restorative neurostimulation system to treat disabling chronic low back pain.

“We are very pleased that Jason is joining the Orthofix Board of Directors,” said Ron Matricaria, Chairman of the Board. “We feel his broad experience in the medical device industry and specifically his expertise in Spine will bring valuable industry insights to the Company.”

Hannon has also served as President and Chief Operating Officer of NuVasive, Inc. Over the course of 12 years at NuVasive, he held various roles of increasing responsibility, including as Executive Vice President, International; and Executive Vice President, Corporate Development; and General Counsel. During Hannon’s tenure, he led initiatives to expand product launches, revamp the commercialization process for global development and structured multiple strategic partnerships and acquisitions.

Hannon has a JD degree from Stanford University Law School and a BA degree from the University of California, Berkeley.

About Orthofix

Orthofix Medical Inc. is a global medical device company focused on musculoskeletal products and therapies. The Company’s mission is to improve patients' lives by providing superior reconstruction and regenerative musculoskeletal solutions to physicians worldwide. Headquartered in Lewisville, Texas, Orthofix’s spine and orthopedic extremities products are distributed in more than 70 countries via the Company's sales representatives and distributors. For more information, please visit www.orthofix.com.

CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com